Exhibit 99

DIME COMMUNITY BANCSHARES REPORTS EARNINGS PER SHARE OF 18 CENTS FOR THE FIRST QUARTER OF 2008

Second Quarter Outlook to be in the range of $0.24 to $0.26 as funding costs decline

Brooklyn, NY – April 21, 2008 - Dime Community Bancshares, Inc. (Nasdaq: DCOM) (the "Company"), the parent company of The Dime Savings Bank of Williamsburgh (the "Bank" or "Dime"), today reported net income of $6.0 million, or 18 cents per diluted share, for the quarter ended March 31, 2008, compared to $5.8 million, or 17 cents per diluted share, for the quarter ended March 31, 2007 and $5.4 million, or 17 cents per diluted share, for the quarter ended December 31, 2007.  Core earnings equaled reported earnings during each of the quarters ended March 31, 2008, December 31, 2007 and March 31, 2007.

According to Vincent F. Palagiano, Chairman and Chief Executive Officer of the Company,  "We continue to expect earnings to begin trending up, both as a result of the decline in short-term interest rates and the decline of irrationally priced competition for retail deposits.  In fact, next quarter the Company expects to see a significant increase in earnings as liabilities continue to reprice at far more favorable funding costs.

"Turning to loan production, for a variety of reasons, including conditions in the loan conduit market, the multifamily and commercial real estate market in New York remains active for traditional portfolio lenders like Dime.  The Bank is experiencing favorable conditions both for new volumes and for loan pricing levels.  These volume trends were not evident in the first quarter’s loan closings, but the pipeline is large and growing.  Therefore, the Bank anticipates a higher volume of loan closings in the second quarter of 2008.

"As for loan pricing, rates on new loans are more reflective of traditional risk adjusted yields for multifamily and commercial real estate loans.  Spreads between multifamily loan and Treasury rates have widened to as much as 250 basis points on the Bank's generic 5 plus 5 year loan product.

"When combining all these factors, things appear to bode well for a very profitable year for Dime," concluded Mr. Palagiano.

On April 7, 2008, Dime opened its 22nd branch in the Borough Park community of Brooklyn, New York, and anticipates opening its 23rd branch toward the end of the summer, located on Montague Street in the heart of the business and legal center of downtown Brooklyn.

Mr. Palagiano noted, "Both markets are among the strongest deposit markets in Brooklyn and, therefore, also some of the most heavily banked.  But the 'Dime' brand is well-recognized in these Brooklyn communities and the response of the residential and business communities to the announcement of Dime’s arrival in their neighborhoods has been gratifying.  These new branches will continue to enhance Dime’s position as the largest community bank headquartered in Brooklyn."

FIRST QUARTER 2008 HIGHLIGHTS

•	Real estate loan originations were $163.2 million at an average rate of 6.03%, compared to $175.3 million at an average interest rate of 6.10% during the quarter ended December 31, 2007.
•	The loan pipeline was $180.6 million at March 31, 2008.
•	The annualized loan amortization rate was 14%, compared to 15% during the previous quarter.
•	Prepayment and late charge fees were $1.1 million, compared to $1.3 million in both the December 2007 and March 2007 quarters.
•	Average cost of deposits decreased from 3.55% in the December 2007 quarter to 3.35% in the March 2008 quarter.
•	Net interest margin was 2.32%, up from 2.27% in the previous quarter.

BALANCE SHEET

Total assets grew in the first quarter by approximately $139.1 million, representing an annualized rate of 15.9%.  The loan portfolio rose by $56.8 million, and investments in mortgage-backed securities available for sale rose by $92.4 million.

On the liability side, deposits rose by $13.6 million, and total borrowings (Federal Home Loan Bank of New York advances and Securities Sold Under Agreement to Repurchase) rose by $85.0 million.

During the quarter, the Company added approximately $100 million in investment and mortgage-backed securities that were primarily funded with wholesale borrowings.  The purpose of employing this strategy was, first, to utilize some excess capital in order to create additional earnings, second, to lengthen the duration of the Bank’s liabilities using fixed rate advances, and third, to take advantage of the opportunity to include interest rate caps within the Company's $85.0 million of borrowings.  These interest rate caps were relatively inexpensive and provide a significant benefit to funding costs in the event that short-term interest rates rise.  The average duration of the borrowings is 3.2 years.

As of March 31, 2008, the average yield on the securities purchased exceeded the average contractual cost of the borrowings by 1.56%.

OPERATING RESULTS

For the quarter ended March 31, 2008, the Company’s pre-tax income, excluding gains and losses on sale of assets, was $9.0 million, compared to $8.9 million earned in the linked-quarter December 2007, and $8.8 million earned during the same quarter last year, March 2007.  The linked-quarter increase of $81,000 was mainly the net result of three items: higher net interest income of $1.2 million, partially offset by lower non-interest income of $128,000 plus higher non-interest expense of $942,000.

Looking at the components of net interest income during the linked-quarter, the Company earned $1.0 million more in gross interest income on (1) a larger real estate loan portfolio, even though the average yield on the real estate loan portfolio dropped by 5 basis points to 5.95%, and (2) a larger investment portfolio.  The Company earned $1.1 million in prepayment and late charge income during the March 2008 quarter compared to $1.3 million during the December 2007 quarter.

The Company paid $118,000 less in gross interest expense in the March 2008 quarter than the December 2007 quarter, as the average cost of interest-bearing liabilities dropped by 22 basis points.  Despite the meaningful drop in the percentage cost of interest-bearing liabilities, total dollars of interest expense only declined slightly because of a $184.0 million increase in the average balance of interest-bearing liabilities.

For the quarter ended March 31, 2008, non-interest income was $128,000 below the linked-quarter of December 2007.  Quarterly fluctuations in mortgage servicing related fees account for the difference.

For the quarter ended March 31, 2008, total non-interest ("operating") expense was $12.3 million.  This was $942,000 above the linked-quarter of December 2007, and $700,000 above the guidance provided in last quarter’s earnings release.  Among the large items: salary, bonus and salary-related benefit costs rose by $1.1 million due to (1) unscheduled increases in the accrual for bonuses, (2) small increases in staffing for lending and retail, and (3) base salary increases effective January 1st.  These increases were offset by reductions of $163,000 in direct mail costs, $279,000 in equipment lease costs, and  an increased reduction to operating expenses of $205,000 related to salary expense that is capitalized related to loan originations.  Operating expenses in the second quarter are expected to be approximately $12.3 million.

Comparing the current quarter to the same quarter last year, for the quarter ended March 31, 2008, the Company’s pre-tax income, excluding gains and losses on sale of assets, was $9.0 million, compared to $8.8 million earned during the quarter ended March 31, 2007.  The $147,000 quarter-over-quarter increase was mainly the net result of three items: higher net interest income of $1.3 million, partially offset by lower non-interest income of $166,000 plus higher non-interest expense of $1.0 million.

Examining the components of net interest income quarter-over-quarter, the Company earned $3.5 million more in gross interest income on significantly larger loan and investment portfolios.  The average yield on the total loan portfolio for both quarters was 5.95%.  The Company earned $1.1 million in prepayment and late charge income during the quarter ended March 2008 compared to $1.3 million during the March 2007 quarter.  The average yield on investments rose by 89 basis points due to a significant amount of higher-yielding mortgage-backed securities purchased in the March 2008 quarter.  The cost of interest-bearing liabilities declined from 3.97% in the March 2007 quarter to 3.80% in the March 2008 quarter, however, average interest-bearing liabilities were $318.6 million higher in the March 2008 quarter, accounting for the increase in interest expense during the comparative period.

For the quarter ended March 31, 2008, non-interest income was $166,000 below the quarter ended March 31, 2007.  This decline resulted primarily from fluctuations in certain mortgage related fees that are seasonal in nature.

Finally, for the quarter ended March 31, 2008, non-interest expense was $1.0 million higher than the same quarter last year.  Salary and benefit expense was the largest component of the variance, and included $238,000 related to expenses associated with stock options granted on May 1, 2007.  There was no stock option expense in the March 2007 quarter.

GAINS AND LOSSES ON SALE OF ASSETS AND INCOME TAX EXPENSE

The Company completed loan sales of $7.0 million, for a gain of $87,000, during the March 2008 quarter.  This compares with gains of $204,000 and $244,000, respectively, on loan sales of $30.4 million and $20.2 million during the quarters ended December 31, 2007 and March 31, 2007.

The effective tax rate was 34.2% for the quarter ended March 31, 2008.  The effective tax rate is expected to approximate 37% for the year ending December 31, 2008.  The effective tax rate during the first quarter of 2008 fell below the expected 37% rate due to adjustments associated with the completion of prior period tax returns.

REAL ESTATE LENDING AND CREDIT QUALITY

Real estate loan originations totaled $163.2 million during the quarter ended March 31, 2008.  The average rate on real estate loan originations during the quarter ended March 31, 2008 was 6.03%, compared to 6.34% during the quarter ended March 31, 2007 and 6.10% during the quarter ended December 31, 2007.

Real estate loan amortization during the March 2008 quarter approximated 14% of the real estate loan portfolio on an annualized basis, compared to 11% during the March 2007 quarter and 15% during the December 2007 quarter.

Non-performing assets were $4.0 million at March 31, 2008, representing only 0.11% of total assets.  The Bank assumed ownership of two non-performing loans totaling $1.0 million during the quarter ended March 31, 2008, and recorded a charge-off to its allowance for loan losses of $144,000 related to the reduction in fair value of the collateral properties.  These properties are expected to be sold during the quarter ending June 30, 2008 at an amount approximating their fair value at March 31, 2008.  In addition, one loan approximating $1.0 million was added to non-performing status during the quarter.

The metropolitan New York City multifamily and commercial real estate markets continue to hold up well.  Management's quarterly evaluation of the loan loss reserves takes into account not only the performance of the current loan portfolio, but also general credit conditions and volume of new business, in determining the timing and amount of any future loan loss provisions.

DEPOSITS

Deposits increased $13.6 million from December 31, 2007 to March 31, 2008.  Core (non-certificate) deposits increased $56.1 million and were partially offset by a decline of $42.5 million in certificates of deposit.  Within core deposits, interest-bearing relationship checking accounts increased $16.8 million, or 29%, on the success of the "Prime Dime" checking account program launched in the second half of 2007.  Money market balances increased during the quarter as the Bank elected to lag the decline in benchmark short-term interest rates on its offering rate for money market accounts.

Mr. Palagiano noted, "Management is pleased that deposit growth has been concentrated in core money market and checking accounts, as Dime continues to move its deposit base toward what management believes will be a more cost effective and stable source of funding."

Despite lagging the decline in benchmark short-term interest rates during the quarter, average deposit cost declined 20 basis points from 3.55% during the quarter ended December 31, 2007 to 3.35% during the quarter ended March 31, 2008.

Average deposits per branch approximated $104 million at both March 31, 2008 and December 31, 2007, up slightly from $103 million at March 31, 2007.  Core deposits comprised 53% of total deposits at March 31, 2008, up from 51% at December 31, 2007 and 49% at March 31, 2007.  The loan-to-deposit ratio was 134% at March 31, 2008, compared to 126% at March 31, 2007 and 132% at December 31, 2007.

STOCKHOLDERS' EQUITY AND SHARE REPURCHASE PROGRAM

The Company’s total stockholders' equity at March 31, 2008 was $270.0 million, or 7.42% of total assets, compared to $268.8 million, or 7.68% of total assets, at December 31, 2007. The decline in stockholders' equity as a percentage of assets resulted from an increase of $139.1 million in period-end assets, as the Company elected to grow its balance sheet while interest rate spreads became more favorable.

During the first quarter of 2008, the Company acquired 51,000 shares into treasury.  As of March 31, 2008, the Company had an additional 1,124,549 shares remaining eligible for repurchase under its twelfth stock repurchase program, approved in June 2007.

After outlays for dividends paid to shareholders and share repurchases, the Company’s tangible stockholders' equity increased to $218.8 million at March 31, 2008, compared to $217.2 million at December 31, 2007.  The quarterly cash dividend paid in February 2008 represented a payout ratio of 77.8% of first quarter 2008 earnings.  At March 31, 2008, the consolidated tangible stockholders’ equity ratio was 6.09% of tangible assets and the tangible book value per share was $6.46.

For the quarter ended March 31, 2008, the return on average stockholders’ equity was 8.87%, the return on average tangible equity was 11.00%, and the cash return on average tangible equity was 12.04%.

OUTLOOK

Mr. Palagiano stated, "Earnings per share are expected to continue to trend upward.  The significant reductions in short-term interest rates experienced during the March 2008 quarter will help margin and earnings in the ensuing quarters."

The average cost of deposits decreased from 3.55% during the December 2007 quarter to 3.35% during the March 2008 quarter.  While the Company elected to lag the reduction in short-term rates resulting from the actions of the Federal Open Market Committee during the March 2008 quarter, it has taken more aggressive action in lowering deposit rates in recent weeks.  Approximately $500 million of certificates of deposit with an average cost of 4.48% are scheduled to mature during the second quarter, and an additional $215 million of certificates of deposit at an average cost of 3.58% are scheduled to mature during the third quarter of 2008.  Rates on new and renewed certificates of deposit should generally be below 3%.  As a result, the net interest margin is expected to substantially improve during the second quarter of 2008, as the recent drop in short-term interest rates should favorably impact the cost of funds.

In addition, approximately $271 million in portfolio mortgage loans with a weighted average coupon of 5.21% are scheduled to contractually reprice or mature during the remainder of 2008.  During the year ending December 31, 2009, an additional $354 million in mortgage loans with a weighted average coupon of 5.38% are scheduled to reprice.

Amortization rates (including prepayments), which approximated 14% during the first quarter of 2008 (inclusive of loan refinancing activity), are expected to increase to the 20% to 25% range during 2008, due primarily to increased loan refinancing activity as loans approach their contractual repricing.  Prepayment fees generally decline as loans move closer to contractual repricing.  Prepayment fee income is thus not expected to increase proportionally with the overall increase in prepayment levels.

At March 31, 2008, the real estate loan commitment pipeline approximated $180.6 million, including $9.4 million of commitments on loans intended for sale.  The real estate loan pipeline had a weighted average interest rate approximating 5.77% at March 31, 2008.

Asset growth is expected to level off during the remainder of 2008, as the Company intends to focus on retaining loans that are approaching their contractual interest rate repricing.

Operating expenses for the June 2008 quarter are expected to approximate the $12.3 million level experienced during the March 2008 quarter.  The Company will continue to repurchase its common stock, and has sufficient capital to remain opportunistic, if conditions warrant.  The Company currently expects second quarter 2008 earnings per diluted share to be in the range of $0.24 to $0.26.

ABOUT DIME COMMUNITY BANCSHARES

The Company (Nasdaq: DCOM) had $3.64 billion in consolidated assets as of March 31, 2008, and is the parent company of the Bank.  The Bank was founded in 1864, is headquartered in Brooklyn, New York, and currently has twenty-two branches located throughout Brooklyn, Queens, the Bronx and Nassau County, New York.  More information on the Company and Bank can be found on the Bank's Internet website at www.dimewill.com.

This News Release contains a number of forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act").  These statements may be identified by use of words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "outlook," "plan," "potential," "predict," "project," "should," "will," "would" and similar terms and phrases, including references to assumptions.
Forward-looking statements are based upon various assumptions and analyses made by the Company in light of management's experience and its perception of historical trends, current conditions and expected future developments, as well as other factors it believes are appropriate under the circumstances. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors (many of which are beyond the Company's control) that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. These factors include, without limitation, the following:  the timing and occurrence or non-occurrence of events may be subject to circumstances beyond the Company’s control; there may be increases in competitive pressure among financial institutions or from non-financial institutions; changes in the interest rate environment may reduce interest margins; changes in deposit flows, loan demand or real estate values may adversely affect the business of the Bank; changes in accounting principles, policies or guidelines may cause the Company’s financial condition to be perceived differently; changes in corporate and/or individual income tax laws may adversely affect the Company's financial condition or results of operations; general economic conditions, either nationally or locally in some or all areas in which the Company conducts business, or conditions in the securities markets or the banking industry may be less favorable than the Company currently anticipates; legislation or regulatory changes may adversely affect the Company’s business; technological changes may be more difficult or expensive than the Company  anticipates; success or consummation of new business initiatives may be more difficult or expensive than the Company anticipates; or litigation or other matters before regulatory agencies, whether currently existing or commencing in the future, may delay the occurrence or non-occurrence of events longer than the Company anticipates.

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In thousands except share amounts)
	March 31,
	2008	December 31,
	(Unaudited)	2007
ASSETS:
Cash and due from banks	$ 123,412	$ 101,708
Investment securities held to maturity	80	80
Investment securities available for sale	35,142	34,095
Mortgage-backed securities available for sale	255,169	162,764
Federal funds sold and other short-term investments	91,502	128,014
Real Estate Loans:
One-to-four family and cooperative apartment	144,152	145,592
Multifamily and underlying cooperative	2,000,153	1,949,025
Commercial real estate	741,072	728,129
Construction and land acquisition	42,694	49,387
Unearned discounts and net deferred loan fees	2,461	1,833
Total real estate loans	2,930,532	2,873,966
Other loans	2,019	2,169
Allowance for loan losses	(15,665)	(15,387)
Total loans, net	2,916,886	2,860,748
Loans held for sale	1,547	890
Premises and fixed assets, net	24,830	23,878
Federal Home Loan Bank of New York capital stock	39,479	39,029
Other real estate owned	895	-
Goodwill	55,638	55,638
Other assets	95,721	94,331
TOTAL ASSETS	$ 3,640,301	$ 3,501,175
LIABILITIES AND STOCKHOLDERS' EQUITY:
Deposits:
Non-interest bearing checking	$90,113	$91,671
Interest Bearing Checking	75,229	58,414
Savings	270,607	274,067
Money Market	723,061	678,759
Sub-total	$1,159,010	$1,102,911
Certificates of deposit	1,034,626	1,077,087
Total Due to Depositors	2,193,636	2,179,998
Escrow and other deposits	84,273	52,209
Securities sold under agreements to repurchase	230,080	155,080
Federal Home Loan Bank of New York advances	716,500	706,500
Subordinated Notes Sold	25,000	25,000
Trust Preferred Notes Payable	72,165	72,165
Other liabilities	48,636	41,371
TOTAL LIABILITIES	3,370,290	3,232,323
STOCKHOLDERS' EQUITY:
Common stock ($0.01 par, 125,000,000 shares authorized, 50,920,141 shares and 50,906,278 shares issued at March 31, 2008 and December 31, 2007, respectively, and 33,872,765 shares and 33,909,902 shares outstanding at March 31, 2008 and December 31, 2007, respectively)	509	509
Additional paid-in capital	209,037	208,369
Retained earnings	289,499	288,112
Unallocated common stock of Employee Stock Ownership Plan	(4,106)	(4,164)
Unearned common stock of Recognition and Retention Plan	(527)	(634)
Common stock held by the Benefit Maintenance Plan	(7,941)	(7,941)
Treasury stock (17,047,376 shares and 16,996,376 shares at March 31, 2008 and December 31, 2007, respectively)	(211,775)	(211,121)
Accumulated other comprehensive loss, net	(4,685)	(4,278)
TOTAL STOCKHOLDERS' EQUITY	270,011	268,852
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$3,640,301	$3,501,175

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DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars In thousands except per share amounts)

	For the Three Months Ended
	March 31,	December 31,	March 31,
	2008	2007	2007
	(Unaudited)	(Unaudited)	(Unaudited)
Interest income:
Loans secured by real estate	$43,066	$42,854	$40,250
Other loans	44	46	45
Mortgage-backed securities	2,216	1,809	1,512
Investment securities	708	818	442
Federal funds sold and other short-term investments	2,196	1,670	2,469
Total interest income	48,230	47,197	44,718
Interest expense:
Deposits and escrow	17,968	19,105	18,161
Borrowed funds	11,031	10,012	8,671
Total interest expense	28,999	29,117	26,832
Net interest income	19,231	18,080	17,886
Provision for loan losses	60	60	60
Net interest income after
provision for loan losses	19,171	18,020	17,826

Non-interest income:
Service charges and other fees	1,248	1,295	1,355
Net gain on sales of assets	87	204	244
Other	832	913	891
Total non-interest income	2,167	2,412	2,490
Non-interest expense:
Compensation and benefits	7,234	6,101	6,450
Occupancy and equipment	1,570	1,859	1,495
Other	3,476	3,378	3,303
Total non-interest expense	12,280	11,338	11,248

Income before taxes	9,058	9,094	9,068
Income tax expense	3,101	3,657	3,251

Net Income	$5,957	$5,437	$5,817

Earnings per Share:
Basic	$0.18	$0.17	$0.17
Diluted	$0.18	$0.17	$0.17

Average common shares outstanding for Diluted EPS	32,683,161	32,737,939	34,625,905

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED SELECTED FINANCIAL HIGHLIGHTS
(Dollars In thousands except per share amounts)

	For the Three Months Ended
	March 31,	December 31,	March 31,
	2008	2007	2007

Performance Ratios (Based upon Reported Earnings):
Reported EPS (Diluted)	$0.18	$0.17	$0.17
Return on Average Assets	0.68%	0.65%	0.72%
Return on Average Stockholders' Equity	8.87%	8.11%	8.12%
Return on Average Tangible Stockholders' Equity	11.00%	10.00%	9.80%
Net Interest Spread	2.01%	1.92%	1.86%
Net Interest Margin	2.32%	2.27%	2.33%
Non-interest Expense to Average Assets	1.40%	1.36%	1.40%
Efficiency Ratio	57.62%	55.89%	55.87%
Effective Tax Rate	34.23%	40.21%	35.85%

Performance Ratios (Based upon Core Earnings):
Core EPS (Diluted)	$ 0.18	$ 0.17	$ 0.17
Core Return on Average Assets	0.68%	0.65%	0.72%
Core Return on Average Stockholders' Equity	8.87%	8.11%	8.12%
Core Return on Average Tangible Stockholders' Equity	11.00%	10.00%	9.80%

Book Value and Tangible Book Value Per Share:
Stated Book Value Per Share	$ 7.97	$ 7.93	$ 7.91
Tangible Book Value Per Share	6.46	6.41	6.54

Average Balance Data:
Average Assets	$ 3,512,724	$ 3,345,437	$ 3,214,322
Average Interest Earning Assets	3,320,124	3,180,603	3,069,158
Average Stockholders' Equity	268,512	268,177	286,411
Average Tangible Stockholders' Equity	216,623	217,501	237,363
Average Loans	2,896,081	2,861,060	2,708,758
Average Deposits	2,153,031	2,132,528	2,083,491

Asset Quality Summary:
Net charge-offs	$ 144	$ 5	$(2)
Nonperforming Loans	3,090	2,856	2,878
Nonperforming Loans/ Total Loans	0.11%	0.10%	0.11%
Other real estate owned	$ 895	-	-
Nonperforming Assets	$ 3,985	$ 2,856	$ 2,878
Nonperforming Assets/Total Assets	0.11%	0.08%	0.09%
Allowance for Loan Loss/Total Loans	0.53%	0.53%	0.57%
Allowance for Loan Loss/Nonperforming Loans	506.96%	538.76%	540.58%

Regulatory Capital Ratios:
Consolidated Tangible Stockholders' Equity to Tangible Assets at period end	6.09%	6.29%	7.24%
Tangible Capital Ratio (Bank Only)	7.77%	7.88%	8.81%
Leverage Capital Ratio (Bank Only)	7.77%	7.88%	8.81%
Risk Based Capital Ratio (Bank Only)	11.78%	11.92%	12.41%

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED AVERAGE BALANCES AND NET INTEREST INCOME
(Dollars In thousands)

	For the Three Months Ended
	March 31, 2008			December 31, 2007			March 31, 2007
			Average			Average			Average
	Average		Yield/	Average		Yield/	Average		Yield/
	Balance	Interest	Cost	Balance	Interest	Cost	Balance	Interest	Cost
Assets:
Interest-earning assets:
Real estate loans	$2,894,264	$43,066	5.95%	$2,859,240	$42,854	6.00%	$2,706,863	$40,250	5.95%
Other loans	1,817	44	9.69	1,820	46	10.11	1,895	45	9.50
Mortgage-backed securities	192,771	2,216	4.60	167,273	1,809	4.33	154,655	1,512	3.91
Investment securities	35,655	708	7.94	28,217	818	11.60	30,062	442	5.88
Other short-term investments	195,616	2,196	4.49	124,052	1,670	5.38	175,683	2,469	5.62
Total interest earning assets	3,320,124	$48,230	5.81%	3,180,602	$47,197	5.94%	3,069,158	$44,718	5.83%
Non-interest earning assets	192,600			164,835			145,164
Total assets	$3,512,724			$3,345,437			$3,214,322

Liabilities and Stockholders' Equity:
Interest-bearing liabilities:
Interest Bearing Checking	$63,834	$410	2.58%	$53,231	$306	2.28%	$36,080	$120	1.35%
Money Market accounts	670,662	5,956	3.56	663,395	6,663	3.98	567,020	5,123	3.66
Savings accounts	271,839	367	0.54	275,606	372	0.54	295,950	425	0.58
Certificates of deposit	1,057,803	11,235	4.26	1,049,843	11,764	4.45	1,089,761	12,493	4.65
Total interest bearing deposits	2,064,138	17,968	3.49	2,042,075	19,105	3.71	1,988,811	18,161	3.70
Borrowed Funds	995,888	11,031	4.44	833,973	10,012	4.76	752,622	8,671	4.67
Total interest-bearing liabilities	3,060,026	28,999	3.80%	2,876,048	29,117	4.02%	2,741,433	26,832	3.97%
Non-interest bearing checking accounts	88,893			90,453			94,680
Other non-interest-bearing liabilities	95,293			110,759			91,798
Total liabilities	3,244,212			3,077,260			2,927,911
Stockholders' equity	268,512			268,177			286,411
Total liabilities and stockholders' equity	$3,512,724			$3,345,437			$3,214,322
Net interest income		$19,231			$18,080			$17,886
Net interest spread			2.01%			1.92%			1.86%
Net interest-earning assets	$260,098			$304,554			$327,725
Net interest margin			2.32%			2.27%			2.33%
Ratio of interest-earning assets
to interest-bearing liabilities		108.50%			110.59%				111.95%

Deposits (including non-interest bearing checking accounts)	$ 2,153,031	$ 17,968	3.35%	$ 2,132,528	$ 19,105	3.55%	$ 2,083,491	$ 18,161	3.54%
Interest earning assets (excluding prepayment fees and late charges)			5.68%			5.73%			5.65%

Contact:	Kenneth Ceonzo
Director of Investor Relations
718-782-6200 extension 8279